Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.

ANNOUNCES EXPANSION OF ITS MANAGEMENT TEAM

February 22, 2008 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced that its has appointed Philip N. Longorio to the position of Senior Vice President. Mr. Longorio will be responsible for managing our global fluids and production testing businesses.

Geoffrey M. Hertel, President and Chief Executive Officer, stated, “We are extremely pleased to welcome Phil Longorio as a member of our management team. Phil brings to TETRA a wealth of experience in the oilfield service industry. During his more than twenty-eight year career with Halliburton Energy Services and its subsidiaries, Phil served in both operational and sales positions of increasing authority, ending as the Vice President of Sperry-Sun Drilling Services. From July of 2004 through May, 2007, Phil served as President and Chief Executive Officer of WellDynamics B.V., which was formed as a joint venture between Halliburton Energy Services and Shell Technology Ventures to market intelligent completion technology. WellDynamics uses advanced intelligent well technology to deliver solutions for surface controlled reservoir monitoring and management.”

“Phil will continue the implementation of our plan for global expansion and, as we move toward the future consolidation of our fluids and production testing businesses, Phil will provide valuable expertise in maximizing operational efficiency. In his capacity as a Senior Vice President, Phil will report directly to Stuart Brightman, our Chief Operating Officer,” concluded Hertel.

In accordance with the New York Stock Exchange Listed Company Manual, Section 303A.08, “Shareholder Approval of Equity Compensation Plans,” we hereby disclose that the Company has authorized the grant to Philip Longorio of an employment inducement award of 30,200 shares of restricted stock, the effective date of such agreement to coincide with the Company’s filing of a registration statement covering the issuance of such shares. The restricted stock will vest 20% on the first anniversary of the date of the award, and will vest an additional 10% each six months thereafter.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These forward-looking statements include statements concerning estimated revenues, earnings and earnings per share for fiscal years 2006 and 2007, future capital expenditures and market growth, timing of anticipated benefits from capital commitments and other statements that are not statements of historical fact. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4346

www.tetratec.com

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